Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board

Evotec AG:

We consent to the incorporation by reference in the registration statement No. 333-150667 on Form S-8 of Evotec AG of our report dated June 4, 2010, with respect to the consolidated statements of financial position of Evotec AG as of December 31, 2009 and 2008, the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009 which reports appear in Evotec AG’s 2009 Annual Report on Form 20-F.

Our report refers to a change in the accounting for business combinations and the presentation of minority interests.

KPMG AG

Wirtschaftsprüfungsgesellschaft

Hamburg, Germany

June 4, 2010